Exhibit 12

                                  UNITED STATES CELLULAR CORPORATION
                                  RATIO OF EARNINGS TO FIXED CHARGES

                                For the Six Months Ended June 30, 1994


                                                                       Six Months
                                                                          Ended
                                                                     June 30, 1994
                                                                  -------------------
                                                                   (Dollars in thousands)
    EARNINGS
     Income from Continuing Operations before
       income taxes                                                $      5,646
       Add (Deduct):
         Minority Share of Cellular Losses                                 (75)
         Earnings on Equity Method                                     (12,329)
         Distributions from Minority Subsidiaries                         8,450
         Amortization of Capitalized Interest                                10
         Minority interest in income of majority-owned
           subsidiaries that have fixed charges                           1,584
                                                                   ------------
                                                                   $      3,286

       Add fixed charges:
         Consolidated interest expense                                    8,907
         Interest Portion (1/3) of Consolidated
           Rent Expense                                                     815
                                                                   ------------
                                                                   $     13,008

    FIXED CHARGES
     Consolidated interest expense                                        8,907
     Interest Portion (1/3) of Consolidated
       Rent Expense                                                         815
                                                                   ------------
                                                                   $      9,722

    RATIO OF EARNINGS TO FIXED CHARGES                                     1.34
                                                                   ============

     Tax-Effected Preferred Dividends                              $        ---
     Fixed Charges                                                        9,722
                                                                   ------------
       Fixed Charges and Preferred Dividends                       $      9,722

    RATIO OF EARNINGS TO FIXED CHARGES
     AND PREFERRED DIVIDENDS                                               1.34
                                                                   ============
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